Exhibit 5.1
Simpson Thacher & Bartlett llp
425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000

Facsimile (212) 455-2502
January 11, 2007
Activant Solutions Inc.
7683 Southfront Road
Livermore, CA 94551
Ladies and Gentlemen:
     We have acted as counsel to Activant Solutions Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) the issuance by the Company of $175,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2016 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of May 2, 2006 (the “Indenture”) among the Company, Lone Star Merger Corp. (which merged with and into Activant Solutions Holdings Inc.), Activant Solutions Holdings Inc. (which merged with and into the Company), the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be offered by the Company in exchange for $175,000,000 aggregate principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2016.
     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Activant Solutions Inc.	January 11, 2007
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described above, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the States of California, Texas, Massachusetts or New Jersey or (ii) the laws of the State of South Carolina, we have relied upon (a) the opinion of DLA Piper US LLP, dated the date hereof, and (b) the opinion of Moore & Van Allen PLLC, dated the date hereof, respectively.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company

Activant Solutions Inc.	January 11, 2007
Law and, to the extent set forth herein, the laws of the States of California, Texas, Massachusetts, New Jersey and South Carolina.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP

Exhibit 5.1
Schedule I
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HM Coop, LLC
Prelude Systems, Inc.
Prophet 21, Inc.
Prophet 21 (New Jersey), Inc.
Speedware Holdings, Inc.
Speedware USA, Inc.
Stanpak Systems, Inc.
Triad Systems Financial Corporation